Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Corporation Reports Second Quarter Earnings

•Second quarter comparable sales grew 8.9 percent, on top of record growth of 24.3 percent last year.
◦Comparable sales growth was driven entirely by traffic.
◦Store comparable sales increased 8.7 percent, on top of 10.9 percent growth last year.
◦Digital comparable sales grew 10 percent, following growth of 195 percent last year.
◦Digital sales continue to be led by same-day services (Order Pickup, Drive Up and Shipt), which grew nearly 55 percent this year, on top of more than 270 percent last year.
◦More than 95 percent of Target’s second quarter sales were fulfilled by its stores.
•All five core merchandise categories delivered positive comparable sales, on top of last year's historic sales performance.
•Second quarter GAAP EPS of $3.65 was 8.9 percent higher than last year, and Adjusted EPS1 of $3.64 was 7.9 percent higher than last year. Second quarter GAAP and Adjusted EPS have doubled since Q2 2019.
•Target's Board of Directors has approved a new, $15 billion share repurchase program.
•For additional media materials, please visit:
https://corporate.target.com/article/2021/08/q2-2021-earnings

MINNEAPOLIS (August 18, 2021) – Target Corporation (NYSE: TGT) today announced its second quarter 2021 financial results, which reflected increases in both sales and profitability on top of record growth a year ago. The Company reported second quarter GAAP earnings per share (EPS) of $3.65, up 8.9 percent from $3.35 in 2020. Second quarter Adjusted EPS of $3.64 grew 7.9 percent compared with $3.38 in 2020. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.
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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports Second Quarter Earnings — Page 2 of 12
Brian Cornell, chairman and CEO of Target Corporation, said, “In the second quarter, our business generated continued growth on top of record increases a year ago, reinforcing Target’s leadership position in retail. We’ve spent years building and investing in the durable model we have today, which is supported by a differentiated strategy and the best team in retail.
Even after unprecedented growth over the last two years, we see much more opportunity ahead of us, and we’re leaning into opportunities to invest in the long-term growth and resiliency of our business. Our team and operating model can seamlessly adapt to changes in the environment, and we’re well-positioned to deliver outstanding performance in the back half of the year.”

Fiscal 2021 Guidance
For the second half of 2021, the Company expects high single digit growth in comparable sales, near the high end of the previous guidance range.
The Company now expects its full year operating income margin rate will be 8 percent or higher.

Operating Results
Comparable sales grew 8.9 percent in the second quarter, reflecting comparable store sales growth of 8.7 percent and comparable digital sales growth of 10 percent. Total revenue of $25.2 billion grew 9.5 percent compared with last year, driven by total sales growth of 9.4 percent and a 20.0 percent increase in other revenue. Operating income was $2.5 billion in second quarter 2021, up 7.2 percent from $2.3 billion in 2020.
Second quarter operating income margin rate was 9.8 percent in 2021 compared with 10.0 percent in 2020. Second quarter gross margin rate was 30.4 percent, compared with 30.9 percent in 2020. This year's gross margin rate reflected pressure from higher merchandise and freight costs and the comparison over last year's change in the sales return reserve estimate. These pressures were partially offset by the benefit of low markdowns, favorable category mix, and a shift in fulfillment mix into lower-cost same-day fulfillment options. Second quarter SG&A expense rate was 19.3 percent in 2021, compared with 19.4 percent in 2020, reflecting the benefit of leverage from strong sales growth, partially offset by expense rate increases to normalized levels in various expense categories, such as marketing.
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Target Corporation Reports Second Quarter Earnings — Page 3 of 12
Interest Expense and Taxes
The Company’s second quarter 2021 net interest expense was $104 million, compared with $122 million last year. The decrease was primarily due to lower average debt balances.
Second quarter 2021 effective income tax rate was 23.4 percent, compared with 22.8 percent last year. The rate increase was driven by significantly higher earnings, which diluted the benefit of fixed and discrete tax items.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $336 million in the second quarter, compared with $330 million last year, reflecting a 3.0 percent increase in the dividend per share, partially offset by a decline in average share count.
The Company repurchased $1.5 billion worth of its shares in second quarter 2021, retiring 6.6 million shares of common stock at an average price of $233.81. As of the end of the second quarter, the Company had approximately $1.8 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in September 2019.
In addition, the Company announced today that Target's Board of Directors has authorized a new, $15 billion share repurchase program. Repurchases under this program will begin upon completion of the 2019 program.
"For decades, Target's capital deployment priorities have remained the same: First, we fully invest in our business, in projects that meet our strategic and financial criteria. Then, we return capital to our shareholders through a thoughtful balance of dividends and share repurchases, within the limits of our middle-A debt ratings," said Michael Fiddelke, executive vice president and chief financial officer of Target Corporation. "Our continued strong operating performance and ability to generate cash have supported meaningful investments in our team and our business, along with the return of capital through both dividends and share repurchases. This new authorization reflects our confidence in the sustained, strong performance of our business, which will enable continued share repurchases in keeping with our long-standing capital deployment goals."
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Target Corporation Reports Second Quarter Earnings — Page 4 of 12
For the trailing twelve months through second quarter 2021, after-tax return on invested capital (ROIC) was 31.7 percent, compared with 17.2 percent for the trailing twelve months through second quarter 2020. The increase in ROIC was driven primarily by increased profitability. The tables in this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its second quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Investors.Target.com (click on link under "Upcoming Events"). A replay of the webcast will be provided when available. The replay number is 1-800-925-2388.

Miscellaneous
Statements in this release regarding second half and full year comparable sales growth and operating margin rates are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actions to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended January 30, 2021. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at more than 1,900 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. Additional company information can be found by visiting its corporate website and press center and by following @TargetNews.
For more on the Target Foundation, click here.
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Target Corporation Reports Second Quarter Earnings — Page 5 of 12

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
(millions, except per share data) (unaudited)	July 31, 2021	August 1, 2020	Change	July 31, 2021	August 1, 2020	Change
Sales	$24,826	$22,696	9.4%	$48,705	$42,067	15.8%
Other revenue	334	279	20.0	652	523	24.8
Total revenue	25,160	22,975	9.5	49,357	42,590	15.9
Cost of sales	17,280	15,673	10.3	33,996	30,183	12.6
Selling, general and administrative expenses	4,849	4,460	8.8	9,358	8,520	9.8
Depreciation and amortization (exclusive of depreciation included in cost of sales)	564	542	4.0	1,162	1,119	3.9
Operating income	2,467	2,300	7.2	4,841	2,768	74.9
Net interest expense	104	122	(15.5)	212	239	(11.7)
Net other (income) / expense	(7)	(11)	(31.3)	(350)	11	NM(a)
Earnings before income taxes	2,370	2,189	8.3	4,979	2,518	97.7
Provision for income taxes	553	499	11.3	1,065	544	95.9
Net earnings	$1,817	$1,690	7.4%	$3,914	$1,974	98.2%
Basic earnings per share	$3.68	$3.38	9.0%	$7.89	$3.94	100.1%
Diluted earnings per share	$3.65	$3.35	8.9%	$7.82	$3.91	100.1%
Weighted average common shares outstanding
Basic	493.1	500.1	(1.4)%	495.8	500.6	(0.9)%
Diluted	497.5	504.4	(1.4)%	500.4	505.1	(0.9)%
Antidilutive shares	—	—		—	—
Dividends declared per share	$0.90	$0.68	32.4%	$1.58	$1.34	17.9%
(a)Not meaningful.

Target Corporation Reports Second Quarter Earnings — Page 6 of 12

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	July 31, 2021	January 30, 2021	August 1, 2020
Assets
Cash and cash equivalents	$7,368	$8,511	$7,284
Inventory	11,259	10,653	8,876
Other current assets	1,604	1,592	1,463
Total current assets	20,231	20,756	17,623
Property and equipment
Land	6,148	6,141	6,027
Buildings and improvements	32,133	31,557	30,946
Fixtures and equipment	5,892	5,914	5,665
Computer hardware and software	2,260	2,765	2,631
Construction-in-progress	944	780	811
Accumulated depreciation	(20,133)	(20,278)	(19,341)
Property and equipment, net	27,244	26,879	26,739
Operating lease assets	2,503	2,227	2,233
Other noncurrent assets	1,407	1,386	1,405
Total assets	$51,385	$51,248	$48,000
Liabilities and shareholders’ investment
Accounts payable	$12,632	$12,859	$10,726
Accrued and other current liabilities	5,600	6,122	5,057
Current portion of long-term debt and other borrowings	1,190	1,144	109
Total current liabilities	19,422	20,125	15,892
Long-term debt and other borrowings	11,589	11,536	14,188
Noncurrent operating lease liabilities	2,462	2,218	2,241
Deferred income taxes	1,146	990	1,121
Other noncurrent liabilities	1,906	1,939	1,980
Total noncurrent liabilities	17,103	16,683	19,530
Shareholders’ investment
Common stock	41	42	42
Additional paid-in capital	6,332	6,329	6,248
Retained earnings	9,200	8,825	7,121
Accumulated other comprehensive loss	(713)	(756)	(833)
Total shareholders’ investment	14,860	14,440	12,578
Total liabilities and shareholders’ investment	$51,385	$51,248	$48,000
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 489,651,196, 500,877,129 and 500,252,831 shares issued and outstanding as of July 31, 2021, January 30, 2021, and August 1, 2020, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Second Quarter Earnings — Page 7 of 12

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Six Months Ended
(millions) (unaudited)	July 31, 2021	August 1, 2020
Operating activities
Net earnings	$3,914	$1,974
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	1,300	1,245
Share-based compensation expense	138	104
Deferred income taxes	143	(12)
Gain on Dermstore sale	(335)	—
Noncash losses / (gains) and other, net	7	86
Changes in operating accounts:
Inventory	(606)	116
Other assets	3	(14)
Accounts payable	(311)	795
Accrued and other liabilities	(831)	822
Cash provided by operating activities	3,422	5,116
Investing activities
Expenditures for property and equipment	(1,338)	(1,414)
Proceeds from disposal of property and equipment	15	10
Proceeds from Dermstore sale	356	—
Other investments	(5)	2
Cash required for investing activities	(972)	(1,402)
Financing activities
Additions to long-term debt	—	2,480
Reductions of long-term debt	(72)	(126)
Dividends paid	(676)	(662)
Repurchase of stock	(2,850)	(706)
Stock option exercises	5	7
Cash (required for) / provided by financing activities	(3,593)	993
Net (decrease) / increase in cash and cash equivalents	(1,143)	4,707
Cash and cash equivalents at beginning of period	8,511	2,577
Cash and cash equivalents at end of period	$7,368	$7,284

Target Corporation Reports Second Quarter Earnings — Page 8 of 12

TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended		Six Months Ended
(unaudited)	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Gross margin rate	30.4%	30.9%	30.2%	28.3%
SG&A expense rate	19.3	19.4	19.0	20.0
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate	2.2	2.4	2.4	2.6
Operating income margin rate	9.8	10.0	9.8	6.5
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $172 million and $343 million of profit-sharing income under our credit card program agreement for the three and six months ended July 31, 2021, respectively, and $158 million and $324 million for the three and six months ended August 1, 2020, respectively.

Comparable Sales	Three Months Ended		Six Months Ended
(unaudited)	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Comparable sales change	8.9%	24.3%	15.3%	17.7%
Drivers of change in comparable sales
Number of transactions	12.7	4.6	14.8	1.6
Average transaction amount	(3.4)	18.8	0.5	15.8

Comparable Sales by Channel	Three Months Ended		Six Months Ended
(unaudited)	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Stores originated comparable sales change	8.7%	10.9%	13.0%	6.0%
Digitally originated comparable sales change	9.9	195.4	27.3	168.9

Sales by Channel	Three Months Ended		Six Months Ended
(unaudited)	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Stores originated	83.0%	82.8%	82.3%	83.7%
Digitally originated	17.0	17.2	17.7	16.3
Total	100%	100%	100%	100%

Sales by Fulfillment Channel	Three Months Ended		Six Months Ended
(unaudited)	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Stores	96.6%	96.0%	96.4%	96.3%
Other	3.4	4.0	3.6	3.7
Total	100%	100%	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Shipt.

RedCard Penetration	Three Months Ended		Six Months Ended
(unaudited)	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Target Debit Card	11.6%	11.8%	11.9%	12.2%
Target Credit Cards	8.7	8.7	8.6	9.2
Total RedCard Penetration	20.3%	20.5%	20.4%	21.4%
Note: Amounts may not foot due to rounding.

Target Corporation Reports Second Quarter Earnings — Page 9 of 12

Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	July 31, 2021	January 30, 2021	August 1, 2020	July 31, 2021	January 30, 2021	August 1, 2020
170,000 or more sq. ft.	273	273	272	48,798	48,798	48,613
50,000 to 169,999 sq. ft.	1,510	1,509	1,505	189,624	189,508	189,224
49,999 or less sq. ft.	126	115	94	3,709	3,342	2,745
Total	1,909	1,897	1,871	242,131	241,648	240,582
(a)In thousands, reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports Second Quarter Earnings — Page 10 of 12

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	July 31, 2021			August 1, 2020
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$3.65			$3.35	8.9%
Adjustments
Gain on investment (a)	$—	$—	$—	$(9)	$(6)	$(0.01)
Other (b)	(5)	(4)	(0.01)	25	18	0.04
Adjusted diluted earnings per share			$3.64			$3.38	7.9%

Reconciliation of Non-GAAP Adjusted EPS	Six Months Ended
	July 31, 2021			August 1, 2020
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$7.82			$3.91	100.1%
Adjustments
Gain on Dermstore sale	$(335)	$(269)	$(0.54)	$—	$—	$—
Loss on investment (a)	—	—	—	12	9	0.02
Other (b)	36	27	0.05	25	18	0.04
Adjusted diluted earnings per share			$7.34			$3.96	85.1%
Note: Amounts may not foot due to rounding.
(a)Represented a (gain) / loss on our investment in Casper Sleep Inc., which was not core to our operations. We sold this investment during the fourth quarter of 2020.
(b)Includes civil unrest-related losses, net of associated insurance recoveries, and headquarters office space impairments, none of which were individually significant.

Target Corporation Reports Second Quarter Earnings — Page 11 of 12

Earnings before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Six Months Ended
(dollars in millions) (unaudited)	July 31, 2021	August 1, 2020	Change	July 31, 2021	August 1, 2020	Change
Net earnings	$1,817	$1,690	7.4%	$3,914	$1,974	98.2%
+ Provision for income taxes	553	499	11.3	1,065	544	95.9
+ Net interest expense	104	122	(15.5)	212	239	(11.7)
EBIT	$2,474	$2,311	7.1%	$5,191	$2,757	88.2%
+ Total depreciation and amortization (a)	633	604	4.9	1,300	1,245	4.5
EBITDA	$3,107	$2,915	6.6%	$6,491	$4,002	62.2%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports Second Quarter Earnings — Page 12 of 12

We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	July 31, 2021	August 1, 2020
Operating income	$8,611	$4,968
+ Net other income / (expense)	346	(28)
EBIT	8,957	4,940
+ Operating lease interest (a)	84	87
- Income taxes (b)	1,918	1,076
Net operating profit after taxes	$7,123	$3,951

Denominator	July 31, 2021	August 1, 2020	August 3, 2019
Current portion of long-term debt and other borrowings	$1,190	$109	$1,153
+ Noncurrent portion of long-term debt	11,589	14,188	10,365
+ Shareholders' investment	14,860	12,578	11,836
+ Operating lease liabilities (c)	2,695	2,448	2,285
- Cash and cash equivalents	7,368	7,284	1,656
Invested capital	$22,966	$22,039	$23,983
Average invested capital (d)	$22,502	$23,011

After-tax return on invested capital	31.7%	17.2%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates, which were 21.2 percent and 21.4 percent for the trailing twelve months ended July 31, 2021, and August 1, 2020, respectively. For the twelve months ended July 31, 2021, and August 1, 2020, includes tax effect of $1.9 billion and $1.1 billion, respectively, related to EBIT, and $18 million and $19 million, respectively, related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities, respectively.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.